CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Other Service Providers" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our report dated August 27, 2014 on the financial statements and financial highlights of the Hussman Investment Trust, comprised of Hussman Strategic Growth Fund, Hussman Strategic Total Return Fund, Hussman Strategic International Fund and Hussman Strategic Dividend Value Fund, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2014, in Post-Effective Amendment Number 22 to the Registration Statement (Form N-1A, No. 033-35342), as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
October 28, 2014